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Exhibit 99.3

SIMON PROPERTY GROUP
Conference Call Text
August 8, 2001

Forward Looking Statement (Shelly Doran)

    Good afternoon and welcome to the Simon Property Group second quarter earnings conference call. Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to: national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. We direct you to the Company's various filings with the Securities and Exchange Commission for a detailed discussion of risks and uncertainties.

    Acknowledging the fact that this call may be webcast for some time to come, we believe it is important to note that today's call includes time-sensitive information that is accurate only as of today's date, August 8th, 2001.

    The Company's quarterly supplemental information package will be filed as a Form 8-K by Friday. This filing will be available via mail or e-mail. If you would like to be added to the list for email distribution of this information, please notify me, Shelly Doran, at sdoran@simon.com.

    Participating in today's call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer). Mike McCarty, our Senior VP of Research and Corporate Communications will also be available during the Q&A session. And now, Mr. Simon will provide opening comments.

Opening Comments (David Simon)

    2001, so far, has been a challenging, yet successful year for Simon. We're facing the country's most significant economic slowdown in a decade, causing the consumer to tighten the purse strings, resulting in flat retail sales. Retailers have responded by filing bankruptcy and closing stores at the highest level since 1995.

    Yet through this, Simon has been able to successfully "weather the storm" and continue to grow the profitability of our company. How did we do this? Through a combination of aggressive releasing, growth in occupancy, completion of opportunistic transactions, focused development and capital spending, and by taking advantage of a favorable interest rate environment.

    I believe this is how a successful real estate company should function in times like these. In a year where a large percentage of the S&P 500 have had earnings warnings or misses, or layoffs or restructuring charges, we've hit our numbers and continue to grow our profitability.

    These are challenging times, but many opportunities exist for us to position SPG for future growth. During today's call we will comment on results for the quarter and discuss our strategies for the future.

    And now I would like to ask Steve to provide commentary on financial and operational results.

Financial and Operational Results (Steve Sterrett)

    Financial factors of note during the second quarter are as follows:

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  Diluted FFO per share increased by 5.3%, to $.79 versus $.75 in 2000. This was in the middle of the range of guidance we provided in May. Diluted FFO for the six months increased by 5.5%, to $1.53 per share, as compared to $1.45 per share in 2000.

    Operational highlights include:

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  Occupancy increased 30 basis points from June 30, 2000 to 90.3% at June 30, 2001, a testament to the strength and quality of the portfolio.

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  Total sales per square foot increased 2% to $380 per square foot.

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  Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, was $388 compared to $387 in the prior year.

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  Average base rent increased 4% to $28.84.

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  The average initial base rent for new mall store leases signed so far during 2001 was $36.41, versus average rents of $28.25 for those tenants who closed or whose leases expired, for a spread of $8.16, or 29%. As we have told you previously, achieving higher rent spreads is a major priority for us, so we're pleased at this number.

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  Same property NOI growth year-to-date was 3.4%.

    In analyzing and interpreting the financial results for the quarter, there are a number of items that contributed to a lower-than-historical level of growth:

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  Despite the slight rise in occupancy, we lost over one million square feet of mall in-line space to bankruptcies and restructurings during the first six months of 2001, and expect to lose another 200,000 square feet by year-end. It's the highest level in over 5 years, and includes tenants such as Warner Bros., Northern Reflections, Paul Harris, Natural Wonders, Garden Botanika, Store of Knowledge and Bugle Boy. And while releasing activity has been strong, we lose income from these closings in two ways: the downtime incurred to release the space and the write-off of any straight line rent receivables still on the balance sheet. For example, our 2001 second quarter consolidated straight-line rent revenue was $2.5 million below 2000 levels, due primarily to these write-offs.

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  Our tenant recoveries have also been negatively affected by these closings, as well as the timing of certain recoverable expenditures and a true-up of 2000 year-end accruals.

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  Other income decreased $5 million for the quarter, based on lower land and asset sale activity of approximately $4 million, lower interest income of nearly $2 million, and lower miscellaneous income items, partially offset by profitability from our Kimsward venture.

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  MerchantWired's negative impact on FFO for the quarter was $3.2 million. David will discuss MerchantWired in more detail shortly.

    Regarding the Kimsward joint venture—As most of you know, Kimsward was formed to acquire the designation rights to the bankrupt Montgomery Ward real estate portfolio. SPG is an 18.5% partner with Kimco Realty and the Schottenstein Group in the venture. Significant progress has been made in the disposition on the Ward locations. Currently, 225 of the 315 assets have been disposed of, including 115 asset sales or lease assignments and 110 lease rejections. An additional 40 locations are under negotiation or under contract to be sold or assigned.

    Based upon the closings that have already occurred and the structure of the transaction, we recorded $9.7 million of net profit from the transaction during the second quarter. $5.7 million of this is reflected in other income and $4 million in income from unconsolidated entities. We believe that the total positive impact from the Kimsward transaction will be 6 to 7 cents per share for SPG, and we expect most of this to be recognized in 2001.

    We are always challenging ourselves to make money in an opportunistic fashion, and the Kimsward transaction happens to have been a major opportunistic income item for 2001. In 2000, our "opportunistic" income was comprised of a number of smaller items—like gains on land sales and lease settlement income. And while these types of transactions may vary from year to year, the level of activity has been relatively consistent over the last few years.

    Simon Brand Ventures and Simon Business Network are other examples of ways we can generate profit from other than our core business. We will continue to focus on new ways to generate these opportunistic profits and believe that our historical success in this area will continue.

Liquidity and Capital Activities

    I would like to spend a few minutes discussing liquidity and capital activities. Subsequent to quarter-end, we completed the following financing transactions:

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  We completed a financing pool on 4 "middle market" regional malls. This 10-year, $277 million loan was obtained at a rate of 6.99%.

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  We placed a $110 million, 3 year mortgage on the Riverway office building at LIBOR plus 115 basis points.

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  We then used the proceeds from the above transactions, along with excess cash flow, to retire the third and final $435 million tranche of the CPI unsecured term loan facility.

    We continue to maintain our financial flexibility and strong liquidity with over $600 million available on our corporate credit facility and over $800 million of EBITDA expected to be generated in the year 2001 from properties that are unencumbered. Our interest coverage ratio remains steady at 2.3 times, and all of our 2001 debt maturities have been addressed.

    We would also plan to access the bond market again before year end. Our earnings guidance for 2001 reflects the recent financings and the anticipated bond offering. Despite the dilution from terming out short-term debt, given the current rate environment, we believe it's clearly the prudent thing to do.

    Now I will turn the call over to Rick who will discuss our development strategy and current activities.

Development Activities (Rick Sokolov)

    Our Bowie Towne Center in Bowie, Maryland will open this fall, 100% leased. Bowie has two components: a 556,000 square foot open-air regional mall and 101,000 square foot grocery retail component. The regional mall is anchored by Hecht's (which opened today) and Sears and features Barnes & Noble, Bed Bath & Beyond and Old Navy. Safeway anchors the grocery retail component. Developed at a cost of $66 million, this project is expected to generate a first full year cash-on-cash return in excess of 10%.

    We currently have no other new development projects under construction. Why? Because we are maintaining our very disciplined approach to development and have identified no other development opportunities that meet our risk/reward criteria. We are reviewing several projects. We only want to build or buy assets that add to our franchise. In difficult economic times such as these, we want to own high-quality, market dominant assets—assets that continue to grow in spite of the weak retail environment. Malls that are the dominant or only mall in their trade areas generate 80% of our annual cash flow. Our operating results reflect this strength.

    As you may be aware, we are investigating the opportunity to invest with Chelsea Property Group in three additional assets and are excited about the prospect of expanding our Chelsea partnership. We are joint venture partners with Chelsea in one asset already —Orlando Premium Outlets—an investment that is providing a 17% cash-on-cash return to us. The three additional projects under consideration are expected to provide attractive returns on investment.

    We also continue to allocate resources to our European initiative. The initial five projects open and operating are generating cash-on-cash returns of 14%. The next four projects in the pipeline are expected to generate comparable returns. We are also pursuing 2 additional major "U.S. mall type" developments in France. We continue to be bullish on these developments due to the greater returns provided than those in the states, as well as the appreciably lower borrowing costs in Europe. Our current investment in European initiatives is $49 million with an incremental investment of approximately $25 million anticipated over the next 18 months.

Technology Initiatives (David Simon)

    Today I will focus my comments on the status of our investment in MerchantWired.

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  SPG's current cash investment is $40.1 million.

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  SPG's 6/30/01 year-to-date FFO includes a loss of $4.7 million, which is reflected in income from unconsolidated entities.

    I'd like to take a minute and discuss the status on the state of affairs of MerchantWired. The slowdown of the U.S. economy and the underlying "tech wreck" have had a substantial impact on the operations of MerchantWired, SPG's 53% owned network infrastructure. The slowing economy has resulted in tougher operating conditions for retailers and much-reduced technology spending by retailers. Additionally, the collapse of the "dot.coms" has reduced the perceived threat of e-tailing, taking some of the pressure off of physical-based retailers to accelerate technology spending. The impact of these factors has been a retailer adoption rate below plan, and thus a longer time horizon to profitability.

    Despite this, we believe the long-term outlook is solid, even though the timing of adoption has not met plan. Certain retailers that were deploying in advance of applications are now condensing the timeframes to deploy closer to or with application launch. Others have delayed the decision to deploy a network. Despite this, we have nine retailers under contract, and these nine represent a total of approximately 3,000 stores. We have strong prospects for an additional 10 retailers for 2002 deployment.

    Despite the challenging environment, MerchantWired has continued to generate strong retailer interest, and retailers understand the potential value of MerchantWired to their business. We're working very hard to make it a profitable operation.

Conclusion

    I want to focus for a just a moment on 2001 earnings guidance. As Yogi Berra once said "Its tough to make predictions, especially about the future." Seriously, though, our current guidance for 2001 is an approximate 8% FFO per share growth rate, which is consistent with current consensus. This growth rate is the result of current economic conditions both positive, such as lower interest rates, and negative, such as bankruptcies and soft retail sales. Kimsward and MerchantWired have also impacted 2001 results, and basically offset each other. We're absolutely committed to taking advantage of the current interest rate environment to refinance our upcoming maturities and conservatively manage our balance sheet. We own long-term assets and believe it to be prudent to term out our debt whenever possible, as evidenced by the recent repayment of the final CPI tranche with proceeds from securitized financings and internally generated cash flow. And while it's tempting to finance the business at LIBOR + 65 bps (our line borrowing rate), that's a crutch that we won't rely on.

    In closing, I want to say that I feel good about our business for the rest of the year. I believe that the majority of tenant bankruptcies and store closures are behind us, and we are optimistic that our year-end occupancy will exceed what we achieved in 2000, and that our releasing spreads should hold up pretty well.

    Throughout the last two years, we've grown the business organically, with very little acquisition or development activity. We feel good about our decision to scale back these external activities in today's economic climate, and we're well positioned as we look forward.

    And now Operator, we are ready to open the call to questions.

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  Exhibit 99.3